Exhibit 99.1

For Immediate Release

DANKA BUSINESS SYSTEMS PLC

(“Danka” or the “Company”)

Danka Announces Disposal of European Businesses

ST. PETERSBURG, FLORIDA (February 1, 2007) – Danka Business Systems PLC (NASDAQ: DANKY) is pleased to confirm that the disposal of its European businesses to Ricoh Europe B.V., which was announced on October 12, 2006 and approved by the Company’s shareholders at an extraordinary general meeting held on January 19, 2007, was completed on January 31, 2007.

About Danka

Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Cheley Howes, 727-622-2760
Danka London – Louis Kritzinger, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka's future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.